EXHIBIT 10.28

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF LOS ANGELES, CENTRAL DISTRICT

THE TRINITY GROUP-I, INC. Plaintiff, v. HYTHIAM, INC. Defendant.	Case No. BC430266 The Hon. Michael L. Stern, Dept. 62 ORDER FOR SETTLEMENT OF CLAIMS Complaint Filed: January 21, 2010 Trial Date: None Set

The Joint Ex Parte Application to Approve Stipulation For Settlement of Claims jointly filed by Plaintiff The Trinity Group-I, Inc. (“Trinity”) and Defendant Hythiam, Inc. (“Hythiam”), came for hearing on February__, 2010 at 8:30 a.m. in Department 62 of the above-entitled court, the Honorable Michael L. Stern presiding.

The Court having reviewed the parties’ Joint Ex Parte Application to Approve Stipulation For Settlement of Claims against Defendant Hythiam in the above-captioned matter, having been presented with a Stipulation for Settlement of Claims (the “Stipulation”), a copy of which is attached as Exhibit “A” to the Joint Ex Parte Application, and after a hearing upon the fairness, adequacy and reasonableness of the terms and conditions of the issuance of Hythiam’s shares of common stock to Trinity in exchange for the extinguishment of the Ingenix Claims, IT IS THEREFORE ORDERED AS FOLLOWS :

1.           The Stipulation is approved in its entirety;

2.           In full and final settlement of the claims against Hythiam in the amount of $230,031.26 which Trinity purchased from Ingenix Consulting, said claims arising out of services rendered by Ingenix to Hythiam, Hythiam will issue and deliver to Trinity 445,000 shares of its common stock.  The Ingenix Claims are hereby dismissed from this action with prejudice, provided that the court shall retain jurisdiction with regard to the Ingenix Claims to enforce the terms of this Order, as set forth in paragraph 6 below. The remaining claims on this action are dismissed without prejudice.

3.           No later than the first business day following the date that Hythiam receives notice that the Order has been entered, Hythiam shall (i) transmit by facsimile and overnight delivery an irrevocable and unconditional instruction to Hythiam’s stock transfer agent, to immediately credit 445,000 shares of Hythiam’s common stock (the “Settlement Shares”) to Trinity’s or its designee’s balance account with The Depository Trust Company (DTC) through the Fast Automated Securities Transfer (FAST) Program of DTC’s Deposit/Withdrawal Agent Commission (DWAC) system, without any restriction on transfer, time being of the essence and (ii) cause its legal counsel to issue an opinion to Hythiam’s transfer agent that the Settlements Shares may be so transferred.

4.           On the day after the 20th consecutive trading day immediately following the date that the Settlement Shares have been credited to the DTC account designated by Trinity, Hythiam shall so instruct its transfer agent to immediately credit to Trinity additional shares, if any, in the event that the number of VWAP Shares exceeds the total number of Settlement Shares that were initially issued. In such case, Hythiam will issue to Trinity additional shares of Hythiam’s common stock equal to the difference between the number of VWAP Shares and the total number of Settlement Shares initially issued, provided that the total number of shares issued to Trinity pursuant to the Order shall not exceed 1.0% of the total number of outstanding shares of Hythiam.   The number of VWAP Shares is equal to $160,000 divided by 80% of the volume weighted average price (the “VWAP”) of Hythiam’s common stock over the 20-day trading period immediately following the date on which the Settlement Shares are initially issued.  In the event that the number of VWAP Shares is less than the number of Settlement Shares initially issued, then Trinity will return to Hythiam for cancellation that number of shares as equals the difference between the number of VWAP Shares and the number of Settlement Shares initially issued.

5.           For so long as Trinity or any of its affiliates holds any shares of common stock of Hythiam, neither Trinity nor any of its affiliates will: (i) vote any shares of Common Stock owned or controlled by it, or solicit any proxies or seek to advise or influence any person with respect to any voting securities of the Company; or (ii) engage or participate in any actions, plans or proposals which relate to or would result in (a) Trinity or any of its affiliates acquiring additional securities of the Company, alone or together with any other person, which would result in Trinity and its affiliates collectively beneficially owning or controlling more than 9.99% of the total outstanding Common Stock or other voting securities of the Company, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of the Company, (f) any other material change in the Company’s business or corporate structure, including but not limited to, if the Company is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in the Company’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any Person, (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) causing a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act, or (j) taking any action, intention, plan or arrangement similar to any of those enumerated above.  The provisions of this paragraph may not be modified or waived without further order of the Court.

6.           The Stipulation and this Order may be enforced by any party to the Stipulation by a motion under California Code of Civil Procedure section 664.6, or by any procedure permitted by law in the Superior Court of Los Angeles County.  Pursuant to the Stipulation, each party thereto further waives any statement of decision and the right to appeal from this Order after entry. Each party shall bear its own attorney’s fees and costs with regard to this Stipulation and Order.

IT IS SO ORDERED.

Dated: February 3, 2010	/s/ MICHAEL L. STERN
Michael L. Stern
Judge of the Superior Court